EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Aarohi Communications, Inc. and Subsidiary:

We consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed on or about December 10, 2004 of McDATA Corporation and subsidiaries of our report dated March 5, 2004, relating to the consolidated balance sheet of Aarohi Communications, Inc. and subsidiary (the Company) as of December 31, 2003, and the related consolidated statements of operations, shareholders’ deficit and comprehensive loss, and cash flows for the year ended December 31, 2003 and the period from September 20, 2000 (inception) to December 31, 2003, which report appears in the 2004 Annual Report on Form 10-K/A of McDATA Corporation.

Our report dated March 5, 2004 contains an explanatory paragraph stating that the Company has suffered recurring losses from operations and is subject to the risks associated with companies in the development stage that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Mountain View, California

December 10, 2004